Exhibit 99.1

Press Release

July 16, 2013

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

LCNB Corp. (LCNB) today announced net income of $2,348,000 (total basic and diluted earnings per common share of $0.31 and $0.30, respectively) and $4,076,000 (total basic and diluted earnings per common share of $0.54 and $0.53, respectively) for the three and six months ended June 30, 2013, respectively.  This compares to net income of $1,987,000 (total basic and diluted earnings per common share of $0.30 and $0.29) and $4,264,000 (total basic and diluted earnings per common share of $0.64 and $0.63) for the same three and six-month periods in 2012.  Results for 2013 were significantly affected by the completion of a merger with First Capital Bancshares, Inc. and its subsidiary, Citizens National Bank of Chillicothe, on January 11, 2013.

Commenting on the financial results, LCNB CEO Steve Wilson said, “LCNB’s earnings remain strong despite a weak economy and a low interest rate environment.  Our return on average assets for the first half of 2013 was 0.88% and our return on equity was 8.75%, even with the recognition of $1,326,000 in costs related to the merger with First Capital.  We were pleased to return a $0.32 per share dividend to our shareholders during the first half, which equates to a 59% payout ratio.”

Net interest income for the three and six months ended June 30, 2013 increased $1,061,000 and $1,630,000, respectively, from the comparative periods in 2012 due primarily to the increased volume of average interest earning assets provided by the merger.

The provision for loan losses for the three and six months ended June 30, 2013 was $49,000 and $115,000 less than the comparable periods in 2012.  Net loan charge-offs for the first six months of 2013 and 2012 totaled $202,000 and $285,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,139,000 or 0.56% of total loans at June 30, 2013, compared to $2,411,000 or 0.53% of total loans at December 31, 2012.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets decreased from $2,189,000 at December 31, 2012 to $1,530,000 at June 30, 2013 primarily due the sale of commercial real estate property during the first quarter 2013.

Non-interest income for the three and six-month periods in 2013 was $423,000 and $594,000 greater than the comparable periods in 2012 primarily due to increases in service charges and fees on deposit accounts primarily resulting from the merger and gains recognized on the sale of investment securities.  The increases for the six-month period were partially offset by a decrease in trust income due to the absence of one-time fees recognized in the first quarter 2012.

Non-interest expense for the three and six months ended June 30, 2013 was $994,000 and $2,637,000 greater than the comparable periods in 2012 largely due the recognition of $271,000 and $1,326,000 in costs related to the merger with Citizens National Bank.   Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger.  These expense increases were partially offset during the six month period by a gain recognized on the sale of other real estate owned property during the first quarter 2013.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 31 offices located in Warren, Butler, Montgomery, Clinton,

Clermont, Hamilton, Fayette, and Ross Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.